Exhibit 99.1

CAUTIONARY STATEMENTS--ADDITIONAL IMPORTANT FACTORS TO BE CONSIDERED

  The Company's future results could differ materially from those discussed in this document. Factors that could cause a contribution to such differences include, but are not limited to, the following:

RAPID TECHNOLOGICAL CHANGE. The software industry is characterized by rapid changeand uncertainty due to new and emerging technologies. The pace of change has recently accelerated due to the Internet, on-line services, networking, and new programming languages. There can be no assurance that DRA will be successful in developing or acquiring product enhancements and new products necessary to keep pace with the changing technologies.

CUSTOMER ACCEPTANCE. While the Company performs extensive usability and beta-testing of its new products, user acceptance and corporate penetration rates ultimately dictate the success of development and marketing efforts. The Company is currently in the later stages of development of a new system called Taos.

CONTRACTS WITH GOVERNMENTAL ENTITIES. A substantial portion of the Company's business is conducted with governmental entities. Both the award and execution of its governmental contracts are subject to numerous conditions, including the availability and appropriation of sufficient funding.

PRODUCT SHIP SCHEDULES. Because a substantial portion of the Company's revenues for each quarter is attributable to a limited number of orders and tends to be realized towards the end of each quarter, even short delays in new-product releases or delays in the customers' procurement processes can cause results to fluctuate substantially. Delays in the release of Taos could have a significantly negative impact on the Company's sales and results of operations. Because of the complexities inherent in developing software products as sophisticated as those sold by the Company and the lengthy testing periods associated with such products, no assurance can be given that future product introductions by the Company will not be delayed. In the future, the Company's revenues will be increasingly dependent on sales of Taos, which is currently being developed. The timing of the completion of this system, which is based on object-oriented client/server design, may be affected by multiple factors, including rapid technological change, dependence on third-party suppliers, and the relative scarcity of qualified technical staff.

COMPETITION. The library automation industry is highly competitive. A number of companies offer products that target the library automation market. DRA competes with software vendors whose products operate on Digital hardware platform and software vendors whose products operate on different platforms. Certain of the Company's competitors have substantially greater financial, technical, marketing, and sales resources than DRA.

DEPENDENCE ON AND RELATIONSHIP WITH DIGITAL. Although DRA is moving away from a strong dependence on Digital computers, a substantial portion of the Company's revenues are still derived from Digital hardware and licensing of the Company's software, which was originally designed to operate on Digital computers.

DEPENDENCE ON KEY PERSONNEL. DRA's continued success depends in large part on certain key personnel, including Michael J. Mellinger, its founder, President, and Chief Executive Officer. The loss of the services of Mr. Mellinger and the inability of the Company to attract and retain a suitable replacement could have a material adverse effect on the Company.

PRINCIPAL SHAREHOLDERS. Michael J. Mellinger and F. Gilbert Bickel III combined own in excess of 45 percent of the common stock outstanding. As a result, Mr. Mellinger and Mr. Bickel may be able to effectively control the outcome of certain matters requiring a shareholder vote.



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POSSIBLE ACQUISITIONS. The Company may make acquisitions in the future.
Acquisitions involve numerous risks, including difficulties in the assimilation of the operations and products of the acquired companies, the diversion of management's attention from other business concerns, risks of entering markets in which the Company has no or little direct experience, and potential loss of key employees of the acquired companies.
























































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